NQ OPTION GRANT NOTICE

INDUCEMENT GRANT

F-STAR THERAPEUTICS INC.

Capitalized terms not specifically defined in this Option Grant Notice (the “Grant Notice”) have the meanings given to them in the Offer Letter/Service Agreement between F-star Therapeutics, Inc. (the “Company”) and James Sandy.

As an inducement to join the Company, the Company has granted to the participant listed below (“Participant”) the option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Option Agreement attached as Exhibit A (the “Agreement”), which is incorporated into this Grant Notice by reference.

Participant:	James Sandy

Grant Date:	March 1, 2022

Exercise Price per Share:	$2.91

Shares Subject to the Option:	50,000

Final Expiration Date:	10th Anniversary of the Grant Date

Vesting Commencement Date:	March 1, 2022

Vesting Schedule:	So long as Participant remains continuously a Service Provider 25% of the total number of Shares under the Award shall vest on the first anniversary of the Vesting Commencement Date, with the remaining 75% of the options to vest 2.0833% monthly over the next 3 years.

Type of Option	Non-Qualified Option

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Agreement and any Group Company policy that may be applicable to the Participant and the Option from time to time (the “Policies”) including but not limited to any Company claw-back policy, share retention policy, or remuneration policy which may be in force and applicable to Participant from time to time. Participant has reviewed this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Grant Notice or the Agreement.

F-STAR THERAPEUTICS INC.		PARTICIPANT

By:
	Darlene Deptula-Hicks Chief Financial Officer	James Sandy

Exhibit A

OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Offer Letter.

1.	GENERAL

1.1	Grant of Option.

The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

2.	PERIOD OF EXERCISABILITY

2.1	Commencement of Exercisability.

The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice or this Agreement to the contrary, unless the Administrator determines that an unvested Option shall be treated as vested in whole or in part, then the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.

2.2	Duration of Exercisability.

The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3	Expiration of Option.

The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)	The final expiration date in the Grant Notice;

(b)

Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c)	Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and

(d)	Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

3.	EXERCISE OF OPTION

3.1	Person Eligible to Exercise.

During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary.

“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

3.2	Partial Exercise.

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, except that the Option may only be exercised for whole Shares.

3.3	Tax Withholding.

(e)

The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(f)

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

4.	OTHER PROVISIONS

4.1	Adjustments.

Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement.

4.2	Notices.

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3	Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4	Conformity to Applicable Laws.

Participant acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and this Option may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

4.5	Successors and Assigns.

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6	Limitations Applicable to Section 16 Persons.

Notwithstanding any other provision of this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7	Entire Agreement.

The Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8	Agreement Severable.

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9	Limitation on Participant’s Rights.

This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.10	Not a Contract of Employment.

Nothing in the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11	Counterparts.

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.12	Duration.

Unless determined otherwise by the Company, in the event that on the normal vesting date of an Option (i) the vesting of the Option is prohibited by Applicable Laws, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading or dealing policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the vesting date of the Option shall be deferred until the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company. Notwithstanding the foregoing, if the Participant, prior to the vesting date of the Option, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise the Option issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the vesting date of an Option, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise the Option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise the Option will terminate immediately upon the effective date of such Termination of Service).

4.13	Equity Restructuring.

In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 4.13, the Administrator will equitably adjust the Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to the Award and/or the Award’s exercise price, granting new Awards to the Participant, and making a cash payment to the Participant. The adjustments provided under this Section 4.13 will be nondiscretionary and final and binding on the Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(a)     If, in the event of a Change in Control:

(i)     the Award is (i) assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or is substituted for awards covering the equity securities of the successor or survivor corporation, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise, in all cases, as determined by the Administrator; and (ii) on or within 12 months following the effective date of such Change in Control, the Company (or its successor or the applicable Subsidiary thereof) Terminates the Service of the Participant without Cause, then, effective as of the date of such Termination of Service any then unvested Shares subject to the Award shall become immediately vested and exercisable; or

(ii)     the successor or acquirer entity does not agree to assume or continue or rollover Awards as contemplated by Section 4.3(a)(i), the Award will vest in full effective immediately prior to the occurrence of such Change in Control.

(b)     In the event of any Corporate Event other than a Change in Control, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Laws or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made with respect to the Award, (y) to facilitate such transaction or event or (z) give effect to such changes in, or prevent a breach of, Applicable Laws or accounting principles:

(i)     To provide for the cancellation of the Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of the Award or realization of the Participant’s rights under the vested portion of the Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of the Award or realization of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Administrator in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Administrator’s discretion, be delayed to the same extent that payment of consideration to the holders of Common Stock in connection with the Corporate Event is delayed as a result of escrows, earn outs, holdbacks or any other contingencies;

(ii)     To provide that the Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the provisions of the Award;

(iii)     To provide that the Award be assumed by the successor or survivor corporation, or a parent or Subsidiary thereof, or shall be substituted for by awards covering the equity securities of the successor or survivor corporation, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv)     To make adjustments in the number and type of shares (or other securities or property) subject to outstanding Awards (including, but not limited to, adjustments of the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(v)     To replace the Award with other rights or property selected by the Administrator; and/or

(vi)     To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable transaction or event.

The Administrator may take different actions with respect to the vested and unvested portions of an Award.

5.	Definitions.

“Administrator” means the Board or a Committee of the Board to the extent that the Board’s powers or authority under this Award have been delegated to such Committee.

“Applicable Laws” means any applicable laws, including without limitation: (a) the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted; and (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or foreign, applicable in the United Kingdom, United States or any other relevant jurisdiction.

“Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

“Change in Control” means and includes each of (a) a Sale or (b) a Takeover. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit.

“Control” shall have the meaning given in section 995 (2) of the UK Income Tax Act 2007, unless otherwise specified.

“Corporate Event” means an Equity Restructuring, dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), capitalization, share issue, offer, subdivision, reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles.

“Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

“Employee” means any employee of the Company or its Subsidiaries.

“Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the price of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

“Sale” means the sale of all or substantially all of the assets of the Company.

“Service Provider” means an Employee.

“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

“Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i)	obtains Control of the Company as the result of making a general offer to:-

(A)	acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(B)	acquire all of the shares in the Company which are of the same class as the Shares; or

(ii)

obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 899 of the UK Companies Act 2006, or sanctioned under any other similar law of another jurisdiction; or

(iii)	becomes bound or entitled under Sections 979 to 985 of the UK Companies Act 2006 (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv)	obtains Control of the Company in any other way.

“Termination of Service” means the date the Participant ceases to be a Service Provider and “Terminates the Service” shall have the corresponding meaning.